EXHIBIT 21.1

SUBSIDIARIES OF THE REGISTRANT

Rodin Income Trust Operating Partnership, L.P.	(Delaware)
RIT Lending, Inc.	(Delaware)
RIT REIT Sub I, Inc.	(Maryland)